UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):  September 12, 2018 (September 8, 2018)

OneMain Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36129	27-3379612
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 N.W. Second Street,
Evansville, Indiana 47708
(Address of principal executive offices)(Zip Code)

(812) 424-8031
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K filed by OneMain Holdings, Inc. (the “Company”) with the Securities and Exchange Commission on July 13, 2018 (the “July 13 Form 8-K”), the Board of Directors (the “Board”) of the Company appointed Douglas H. Shulman as the Company’s President and Chief Executive Officer, effective as of Mr. Shulman’s first date of employment with the Company, which was September 8, 2018 (the “Effective Date”).  Effective as of the Effective Date, Anahaita N. Kotval resigned from the Board, thereby creating a vacancy on the Board and for the position of chairperson of the Compliance Committee of the Board.  The resignation of Ms. Kotval did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  To fill the vacancies created by Ms. Kotval’s resignation, Mr. Shulman was appointed as a Class II member of the Board, and Valerie Soranno Keating was appointed as chairperson of the Compliance Committee, in each case effective as of the Effective Date.  The Board also reduced the size of the Compliance Committee to four director members following the resignation of Ms. Kotval.

In consideration of the commencement of Mr. Shulman’s employment with the Company, the Compensation Committee of the Board approved a grant to Mr. Shulman, effective as of the Effective Date, of restricted stock units with an aggregate value of $3,000,000, which will vest as follows: 50% on December 31, 2018; 25% on December 31, 2019; and 25% on December 31, 2020.  If Mr. Shulman’s employment is terminated by the Company for cause or Mr. Shulman resigns without good reason on or after December 31, 2018, but on or before December 31, 2019, Mr. Shulman will be required to pay the Company the fair market value (as of the termination date) of the number of shares he received (after tax withholding) in connection with the portion of the grant that vests on December 31, 2018.  Additional information regarding Mr. Shulman and his Employment Agreement with the Company is set forth in Item 5.02 of the July 13 Form 8-K, and such information is incorporated herein by reference.  There is no arrangement or understanding between Mr. Shulman and any other person pursuant to which he was selected as an officer and a director of the Company.  Mr. Shulman will serve on the Executive Committee of the Board.  Mr. Shulman will not receive any additional compensation for his service as a director of the Company.

In connection with Mr. Shulman’s appointment, Jay N. Levine resigned as the Company’s President and Chief Executive Officer and as a member of the Executive Committee, in each case effective as of the Effective Date.  Mr. Levine will remain with the Company as the Chairman of the Board and member of the Compliance Committee.

In connection with Mr. Levine’s resignation, on September 12, 2018, Mr. Levine and the Company entered into a letter agreement (the “Letter Agreement”), effective as of the Effective Date, which provides for (i) Mr. Levine to receive $500,000 per year in annual compensation (in lieu of any retainer fees or other consideration paid to directors generally) for his services as non-executive Chairman of the Board and director of the Company (including service on any Board committee or any other service), half of which (i.e. $250,000) shall be payable in cash (the “Annual Cash Director Fee”), and half of which (i.e. $250,000) shall be payable in the form of an equity award under the terms of the Amended and Restated 2013 Omnibus Incentive Plan or another long-term incentive plan maintained by the Company (the “Annual Equity Director Fee” and, together with the Annual Cash Director Fee, the “Annual Director Fee”), subject to the same vesting and other terms and conditions as are applicable to the annual equity awards granted to other members of the Board; and (ii) the termination, effective as of the Effective Date, of Mr. Levine’s existing employment agreement, dated as of September 30, 2013, with the Company and the Company’s affiliate, OneMain General Services Corporation, except for Sections 7(a), (b) and (e) thereof (relating to confidentiality, intellectual property assignment and mutual non-disparagement), which provisions will remain in effect.  Pursuant to the Letter Agreement, the Annual Director Fee for 2018 will be prorated using the Effective Date as the starting date, and the Compensation Committee approved a grant to Mr. Levine of restricted stock units with an aggregate value equal to $78,082.19 (which represents a proration of the Annual Equity Director Fee for 2018), which will vest on January 2, 2019 (subject to Mr. Levine’s continued service on the Board through such date).  Mr. Levine is bound by certain restrictive covenants under the Letter Agreement, including non-competition and non-solicitation of Company employees, consultants, independent contractors and other service providers, during the term of his service to the Company and Board and for a period of 12 months thereafter.  The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is filed as Exhibit 10.1 hereto and which is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement, effective as of September 8, 2018, between OneMain Holdings, Inc. and Jay N. Levine

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONEMAIN HOLDINGS, INC.

	By:	/s/ Scott T. Parker
	Name:	Scott T. Parker
	Title:	Executive Vice President and Chief Financial Officer

Date: September 12, 2018